SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement (this “Amendment”), dated and effective as of October 4, 2017 (the “Effective Date”), is made and entered into by and between Sun Communities, Inc., a Maryland corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”), under that certain Rights Agreement dated as of June 2, 2008 by and between the Company and the Rights Agent, as amended by the First Amendment to Rights Agreement dated July 30, 2014 (the “Rights Agreement”).

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, prior to the earlier of the Distribution Date or the Shares Acquisition Date, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make any other provisions with respect to the Rights which the Company may deem necessary or desirable;

WHEREAS, neither of the Distribution Date or the Shares Acquisition Date has occurred;

WHEREAS, the Company desires to amend the Rights Agreement as set forth herein; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as hereinafter set forth and has duly approved this Amendment and authorized its execution and delivery.

NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

1.Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Rights Agreement.

2.As of the Effective Date, Section 7(a) of the Rights Agreement is amended and restated in its entirety to read as follows:

“Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Sections 9(c), 11(a)(iii), 23(b) and 24(b) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the designated office of the Rights Agent, together with payment of the aggregate Purchase Price for the total number of one one-hundredths of shares of Preferred Stock (or shares of Common Stock, other securities, cash or other assets, as the case may be) as to which the Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on October 4, 2017 (the “Final Expiration Date”), (ii) the time at which the Rights are exchanged as provided in Section 24, or (iii) the time at which the Rights are redeemed as provided in Section 23 (such earliest date being herein referred to as the “Expiration Date”).”

3.As of the Effective Date, Exhibit B to the Rights Agreement is amended by deleting each reference to “June 9, 2018” in the Form of Right Certificate and substituting therefor “October 4, 2017.”

4.As of the Effective Date, Exhibit C to the Rights Agreement is amended by deleting each reference to “June 9, 2018” in the Summary of Rights to Purchase Preferred Shares and substituting therefor “October 4, 2017.”

5.Notwithstanding anything in the Rights Agreement to the contrary, any liability of the Rights Agent under the Rights Agreement, as amended hereby, shall be limited to the amount of annual fees paid by the Company to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. In no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

6.The provisions contained in Section 18 and Section 20 of the Rights Agreement shall survive the expiration of the Rights and the termination of the Rights Agreement, as amended hereby and the resignation, replacement or removal of the Rights Agent. The costs and expenses incurred by the Rights Agent in enforcing its right of indemnification under the Rights Agreement shall be paid by the Company.

7.Except as expressly set forth herein, the Rights Agreement shall be unaffected by this Amendment and shall remain in full force and effect.

8.Sections 28 (Successors), 31 (Severability), 32 (Governing Law), and 33 (Counterparts) of the Rights Agreement are hereby incorporated by reference into this Amendment and shall apply to this Amendment, mutatis mutandis, as if fully set forth herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

SUN COMMUNITIES, INC., a Maryland corporation

By:    /s/ Gary A. Shiffman
Gary A. Shiffman, Chief Executive Officer

Attest:

By:	/s/ Karen J. Dearing
Karen J. Dearing, Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Katherine Anderson
Katherine Anderson, Vice President, Client Services

Attest:

By:	/s/ Douglas Ives
Douglas Ives, AVP-Relationship Manager